Exhibit 99.1

Corporate Headquarters 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com

FOR IMMEDIATE RELEASE:	News
August 24, 2005	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES COMPLETION OF FIRST FINANCING

Company sells 80,400 shares of Series AA Convertible Preferred Stock

Sale raises $8 million in capital for the Company

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced it has completed the first closing in a series of transactions expected to raise $16 million for the Company. Dolphin Direct Equity Partners, LP, a New York-based private equity fund, paid $100 per share for 80,400 shares of Series AA Convertible Preferred Stock at the initial closing on Friday.

On August 15, 2005, the Company obtained shareholder approval for its agreement with Dolphin to issue 160,000 shares of Series AA Preferred Stock in two tranches. Each share of preferred stock is convertible into 100 shares of ACT common stock at a conversion price of $1.00 per share, subject to adjustment. The preferred shares will receive a 4.225% quarterly increase in stated value, subject to a closing date adjustment based on changes in net assets and up to a 50 basis point increase in the event the Company is delisted from the Nasdaq National Market. The preferred shares are redeemable at the option of the holders or the Company after five years.

As part of the Company’s agreement with Dolphin, Dolphin received the right to appoint a majority of the Company’s Board of Directors. Five of the Company’s existing directors resigned from the Board on August 19, 2005 in order to implement this requirement. Resignations were received from Gerald D. Van Eeckhout, Ronald J. Bach, Lewis Jaffe, James F. Seifert and Mack V. Traynor III. Jules L. DeVigne and Malcolm M. Aslin will remain on the Board. New members appointed by Dolphin include Carlos P. Salas, Peter E. Salas, and Clarke H. Bailey. Carlos Salas and Peter Salas are principals of Dolphin. Mr. Bailey is Chairman of Glenayre Technologies, Inc. Two Board vacancies will be filled by Dolphin appointees at a later date.

In connection with the initial closing, Chief Financial Officer Edward J. Bernica tendered his resignation to pursue other professional opportunities. ACT Teleconferencing’s President and Chief Executive Officer Gene Warren remarked on Mr. Bernica’s departure: “We are grateful to Ed for his hard work and for helping the Company through this transaction. He has helped us to transform the Company’s balance sheet at a critical time. We wish him the best in his future endeavors.” Mr. Warren will act as interim CFO while the Company conducts a search for a permanent replacement.

The second tranche of the financing will be made through a rights offering to the Company’s shareholders of an additional 79,600 shares of Series AA Preferred Stock. After a registration statement relating to the rights offering is filed by the Company and declared effective by the Securities and Exchange Commission, the additional shares of Series AA Preferred Stock will be offered for sale on a pro rata basis, with oversubscription privileges, to the Company’s existing shareholders. Under the terms of its global excellence in teleconferencing

Australia    Belgium    Canada    France    Germany    Hong Kong    The Netherlands     Singapore    United States    United Kingdom

agreement with the Company, Dolphin will purchase any unsold Preferred Stock in the rights offering, and may do so by exercising oversubscription privileges as a shareholder.

The Company will use the proceeds from the sale of the Series AA Preferred Stock primarily to restructure its balance sheet, eliminating its subordinated debt and other secured credit obligations totaling approximately $12 million. The balance of the net proceeds will be used for working capital.

ACT Teleconferencing’s President and Chief Executive Officer Gene Warren said, “We will emerge as a new, stronger Company after this transaction is finalized. Our operational restructuring efforts, combined with the elimination of our sub-debt, is creating a powerful new brand for ACT.” Warren continued, “We are excited about the changes going on right now, as we are ready to refocus on growing the business and improving our technology.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities in the private placement or rights offering, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus that the Company intends to file with the Securities and Exchange Commission as part of a registration statement. The Company has not yet filed a registration statement with the SEC relating to the rights offering.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, the ability of the Company to satisfy all other required conditions to the closings of the offering, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT’s integrated global audio and videoconferencing platforms provide uniform international services, customized uniform billing, managed services, and local languages. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, The Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-235-6772; e-mail: lkaiser@acttel.com